Exhibit 10.03

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

This AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (“Agreement”), dated as of September 30, 2004, is among Williams Controls, Inc., a Delaware corporation (the “Company”), American Industrial Partners, a Delaware general partnership (“AIP”) and Dolphin Advisors, LLC, a Delaware limited liability company (“Dolphin” and, so long as this Agreement becomes effective pursuant to Section 1, collectively with AIP and any of their respective designees, the “Advisors”).  Capitalized terms used herein but not defined herein have the meanings assigned thereto in that certain Series B Preferred Stock Purchase Agreement, dated as of May 31, 2002, by and among the Company, American Industrial Partners Capital Fund III, L.P. (“AIP III”) and the other purchasers named therein (the “Stock Purchase Agreement”).

The Company and AIP are parties to a Management Agreement dated as of July 1, 2002 (the “Original Agreement”), whereunder the Company and AIP agreed that AIP would provide certain ongoing management and advisory services to the Company and its subsidiaries.  The parties no longer desire that AIP provide the full amount of such services.  In addition, the Company desires for Dolphin to provide certain ongoing management and advisory services to the Company and its subsidiaries, and Dolphin is willing to provide such services subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company, AIP and Dolphin hereby agree as follows:

Section 1.               Effective Date.  Contemporaneously with the execution and delivery of this Agreement, AIP and the Company have executed and delivered a First Amendment to the Management Services Agreement (Option 1) (the “Option 1 Amendment”) and a First Amendment to Management Services Agreement (Option 2) (the “Option 2 Amendment” and collectively with the Option 1 Amendment, the “Amendments”).  This Agreement or the Amendments shall become effective as follows:

(a)           If (i) the Company redeems at least the lesser of 98,114 shares of Preferred Stock or the number of shares of Preferred Stock set forth in all Acceptance Notices submitted to the Company by the holders of Preferred Stock pursuant to the amended Certificate of Designation for the Preferred Stock at a redemption price of at least $265.00 per share on or before December 31, 2004 (the “Redemption”), and (ii) Dolphin Offshore Partners, L. P. (“Offshore”) does not submit an Acceptance Notice pursuant to the amended Certificate of Designation, this Agreement shall become effective on the effective date of the Redemption and shall amend and restate the Original Agreement in its entirety, and the Amendments shall be null and void.

(b)           If (i) the Redemption occurs on or before December 31, 2004, and (ii) Offshore submits an Acceptance Notice pursuant to the amended Certificate of Designation, this Agreement and the Option 2 Amendment shall be null and void and the Option 1 Amendment shall become effective on the effective date of the Redemption.

(c)           If the Redemption has not occurred by December 31, 2004, this Agreement and the Option 1 Amendment shall be null and void, and the Option 2 Amendment shall become effective on January 1, 2005.

Section 2.               Services.  During the term of this Agreement, the Advisors shall provide such advisory and management services to the Company and its subsidiaries as the Board of Directors of the Company shall reasonably request and the Advisors shall agree to provide from time to time.  The Company agrees that the Advisors shall have the right, but not the obligation, to act as the sole advisors to the Company and its subsidiaries with respect to significant business transactions.  Such services shall be performed at the Advisors’ respective offices or at such other locations as the Advisors shall reasonably determine.

Section 3.               Compensation.  .In consideration of the services previously provided and to be provided in accordance with Section 2, the Company agrees to pay to each of AIP and Dolphin, subject to the conditions precedent to liability set forth in Section 4 below, an annual management fee (“Annual Fee”), payable in quarterly installments in advance on January 1, April 1, July 1 and October 1 (or the next succeeding business day, if such day is not a business day) of each year, commencing January 1, 2005 (each, a “Payment Date”) equal to $80,000 payable to AIP and $120,000 payable to Dolphin.   The Annual Fee shall be subject to reduction as set forth in Section 5 hereof.

Section 4.               Billing as Condition Precedent to Liability; Forfeiture.  Notwithstanding anything in Section 3 to the contrary, the Company shall not owe the Annual Fee to AIP or Dolphin, and such amount shall not in any manner be payable, unless and until AIP or Dolphin, as the case may be, sends the Company a bill for the amount owed to such person.  AIP or Dolphin, as the case may be, may send the Company multiple, partial bills for amounts owed as of the same Payment Date; provided, that for the avoidance of doubt the aggregate amount so billed shall not exceed the amount that would otherwise be due under Section 3.  To the extent AIP or Dolphin does not bill the Company for an amount which but for this Section 4 would be owed as of a Payment Date within 24 months of such Payment Date, such amount shall be deemed irrevocably forfeited by AIP or Dolphin, as the case may be, and the Company shall have no further obligation whatsoever to pay such amount to such person.  Forfeiture of one installment (or partial installment) of the Annual Fee shall not in any way affect any other installment (or partial installment) of the Annual Fee which is billed within 24 months of its applicable Payment Date.  No default by AIP hereunder and no defense to the Company’s obligation to pay AIP its portion of the Annual Fee hereunder shall affect the Company’s obligation to pay Dolphin its portion of the Annual Fee hereunder.  Likewise, no default by Dolphin hereunder and no defense to the Company’s obligation to pay Dolphin its portion of the Annual Fee hereunder shall affect the Company’s obligation to pay AIP its portion of the Annual Fee hereunder.

Section 5.               Reduction of Annual Fee.  The Annual Fee shall be subject to reduction or termination as follows:

(a)           Except as set forth in Section 5(d), the amount of the Annual Fee payable to the AIP or Dolphin, as the case may be, shall be reduced from time to time by 10 percent for each 10 percent reduction, in one or a series of related or unrelated transactions, in the number of Conversion Shares held by the AIP or Dolphin, as applicable, from the number of Conversion Shares held by such person immediately following the effective date of the conversion (the “Conversion Date”), such reduction in the amount of the Annual Fee to be effective on the first day of any quarterly period following the date any such reduction occurs.

(b)           Except as set forth in Section 5(d), the Company’s obligation to pay its portion of the Annual Fee to the AIP or Dolphin, as the case may be, shall terminate on the first day of the first quarterly period following the date on which AIP or Dolphin, as applicable, no longer holds a beneficial interest in or voting control of at least 50 percent of the Conversion Shares it held at the end of the month in which the Conversion Date occurred.

(c)           Any reduction in or termination of the Annual Fee payable to AIP pursuant to this Section shall not affect the Company’s obligation to pay the Annual Fee payable to Dolphin unless and until such Annual Fee is reduced or terminated with respect to Dolphin.  Likewise, any reduction in or termination of the Annual Fee payable to Dolphin pursuant to this Section shall not affect the Company’s obligation to pay the Annual Fee payable to AIP unless and until such Annual Fee is reduced or terminated with respect to AIP.

(d)           Notwithstanding the foregoing, if AIP III exercises its right (the “Put”) to require the Company to purchase and redeem its shares of Common Stock pursuant to the Put and Call Agreement between the Company and AIP III, dated September 30, 2004, and the Company either fails to pay the “put price” or issues shares of Series C Preferred Stock thereunder, no reduction in or termination of the Annual Fee payable to AIP pursuant to this Section shall take effect until the Put Price has been paid or all shares of the Company’s Series C Preferred Stock have been redeemed by the Company.

Section 6.               Reimbursement.  The Advisors and their respective affiliates shall be entitled to reimbursement of all reasonable out-of-pocket expenses (including travel, consultant and legal expenses) incurred in connection with the performance of this Agreement (other than salary expenses and associated overhead charges).  The Company agrees to pay such amounts promptly, in no event later than 30 days of request therefor.

Section 7.               Indemnity; No Liability.  In consideration of the execution and delivery of this Agreement by the Advisors, the Company hereby agrees to indemnify, exonerate and hold each of the Advisors and their respective affiliates, and each of their respective partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents and each of the partners, shareholders, affiliates, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to the execution, delivery, performance, enforcement or existence of this Agreement or the transactions contemplated hereby or thereby, and will reimburse each Indemnitee for all Indemnified Liabilities as they are incurred (and in no event later than 30 days after requested), except for any such Indemnified Liabilities arising solely on account of such

Indemnitee’s gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  None of the Indemnitees shall be liable to the Company or any of their affiliates for any act or omission suffered or taken by such Indemnitee that is not finally judicially determined to constitute gross negligence or willful misconduct.  The Company shall not, without the prior written consent of the applicable Advisor, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnitee is a party thereto) unless such settlement, compromise, con-sent or termination includes a full, complete and unconditional release of each Indemnitee for any liabilities arising out of such action, claim, suit or proceeding.

Section 8.               Independent Contractor; No Joint Venture.  The Advisors are performing services hereunder as independent contractors (and not as agents, representatives or employees of the Company), and the Advisors are not and shall not be deemed to be co-venturers with, or partners of, the Company or each other in any respect.

Section 9.               Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles.

Section 10.             Termination.  This Agreement may be terminated with respect to AIP and the Company at any time by written notice from AIP to the Company, and this Agreement may be terminated with respect to Dolphin and the Company at any time by written notice from Dolphin to the Company.  In addition, this Agreement will terminate automatically as of August 1, 2007; provided, however, if AIP III exercises the Put, this Agreement shall not terminate with respect to AIP until the put price has been paid or all shares of the Company’s Series C Preferred Stock have been redeemed by the Company.  Notwithstanding the foregoing, this Agreement shall always remain in effect to the extent that any money is owed under Sections 3, 6, 7 or 11 hereof, and Sections 4, 7, 9 and 15 hereof shall survive the termination of this Agreement.

Section 11.             Payment Default.  In the event that the Company is in payment de-fault with respect to any amounts due the Advisors under this Agreement (after expiration of a 7 day grace period from the date due), such amounts (a) shall accrue interest daily at a rate equal to 15% per annum, compounding quarterly, and (b) shall be paid in full prior to any payments being made to any class or series of preferred stock of the Company.

Section 12.             Entire Agreement; Amendment.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof.  This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment or waiver is set forth in writing and, if it affects AIP, it is executed by AIP and the Company, and if it affects Dolphin, it is executed by Dolphin and the Company.  No courses of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

Section 13.             No Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto; provided that either Advisor may assign any or all of its rights and obligations hereunder to any affiliate without the consent of the other parties; and provided, further, that either Advisor may assign any or all of its rights hereunder, without the consent of the other parties (i) to any lender providing financing to it or its affiliates and (ii) in connection with any sale of all or substantially all of the assets, capital stock or business of it or the Company (whether effected by sale, exchange, merger, consolidation or other transaction).

Section 14.             Effect.  In the event of assignment of this Agreement pursuant to Section 13 hereunder, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

Section 15.             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by personal delivery, by reputable overnight courier or by mail (registered or certified mail, postage prepaid, return receipt re-quested) to the respective parties as follows:

If to the Advisor:

c/o American Industrial Partners
551 Fifth Avenue, Suite 3800
New York, NY 10176
Telecopy:	212-986-5099
Telephone:	212-983-1399
Attention:	Kirk Ferguson

with a copy to:

McGuireWoods LLP
1750 Tysons Boulevard; Suite 1800
McLean, VA 22102-4215
Telecopy:	703-712-5050
Telephone:	703-712-5061
Attention:	Robert G. Marks

If to Dolphin:

c/o Dolphin Asset management Corp.
129 East 17th Street
New York, NY 10003
Telecopy:
Telephone:
Attention:

with a copy to:

Hughes, Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004-1482
Telecopy:	212-422-4726
Telephone:	212-837-6000
Attention:	Gary Simon

If to the Company:

Williams Controls, Inc.
14100 SW 72nd Avenue
Portland, OR 97224
Telecopy:	(503) 624-3812
Telephone:	(503) 670-3307
Attention:	Dennis E. Bunday

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.  Notices will be deemed to have been given hereunder when delivered personally, five days after deposit in the U.S. mail and one business day after deposit with a reputable overnight courier service.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

WILLIAMS CONTROLS, INC.

By:
Dennis Bunday
Chief Financial Officer

AMERICAN INDUSTRIAL PARTNERS

By:
Name:
Title:

By:
Name:
Title:

DOLPHIN ADVISORS, LLC

By:
Name:
Title: